Exhibit 99.1

For more information contact:

JoAnn Horne

Market Street Partners

415/445-3233

SIZMEK APPOINTS EXPERIENCED TECHNOLOGY

EXECUTIVE AS CHIEF FINANCIAL OFFICER

Ken Saunders Brings Extensive Financial Background to Role

Austin, TX  —  October  9, 2014 — Sizmek Inc. (NASDAQ: SZMK), a global open ad management company that delivers multiscreen campaigns, today announced that it has appointed Ken Saunders as Chief Financial Officer, effective October 7,  2014.  Saunders brings global financial expertise to Sizmek, having served as Chief Financial Officer at a number of technology companies, including Fair Isaac Corporation (FICO), Open Solutions, Inc (now FISERV), Bazaarvoice, Inc. and Beyond Trust Software.

“Ken’s capabilities span the areas of strategy, planning and value creation,” said Neil Nguyen, Sizmek’s Chief Executive Officer and President. “His expertise in growing technology companies, both guiding the financial process while contributing to the operations development, is a terrific fit for Sizmek as we expand our global reach and product offerings.   Ken’s experience is a valuable resource for the Company and I am delighted to welcome him to the executive team.”

Saunders is currently a Partner at Black Dragon Capital, where he serves as CFO of two portfolio companies he helped establish: Fortress Risk Management (a fraud monitoring and compliance solutions company) and Payveris (a next generation payments platform company).  Prior to those roles, he was CFO of BeyondTrust Software, where he helped acquire and integrate six companies helping to triple revenues in his first two years with the company.  Saunders joined BeyondTrust from Bazaarvoice, Inc. (NASDAQ:BV), where, as the company’s first CFO, he helped establish the company’s financial processes and controls, corporate information systems and develop its IT organization, while helping to triple revenues over his tenure.  Earlier in his career as CFO, Saunders helped lead Peregrine Systems, Inc. out of bankruptcy and regain compliance with SEC requirements, which ultimately led to a successful sale of the company to Hewlett Packard, and he was also instrumental at Open Solutions, Inc. (now Fiserv, NASDAQ:FISV) in helping to double revenue and take the company private for a purchase price of $1.3 billion during his first year with the company.  Saunders’ longest tenure was with a series of companies that ultimately merged into FICO (NYSE:FICO), where, as CFO, he was responsible for global financial leadership, oversaw more than 45 M&A transactions and had responsibility for the company’s emerging businesses during a period when the company’s revenues grew from just over $500 million when he joined to nearly $800 million in the fiscal year in which he left. Ken holds a BS from Widener University and was a CPA with Arthur Anderson & Co. at the beginning of his career.

“I am very excited to join Sizmek at this pivotal point in the Company’s development, where I can match my passion for technology with my extensive experience in managing the financial development of fast-growing companies. I look forward to working with the team to maximize the opportunity in front of us and creating shareholder value,” said Saunders.

About Sizmek

Sizmek Inc. (NASDAQ: SZMK) fuels digital advertising campaigns for advertisers and agencies around the world with cutting-edge technology to engage audiences across any screen. For the last 15 years, the online business that is now Sizmek has proudly pioneered industry firsts in digital, including rich media, video and online targeted advertising across channels. Sizmek’s open ad management stack, Sizmek MDX, delivers the most creative and impactful multiscreen digital campaigns, across mobile, display, rich media, video and social, all powered by an unrivaled data platform. With New York City as a center of operations, Sizmek connects 14,000 advertisers and over 5,000 agencies to audiences, serving more than 1.5 trillion impressions a year.  Sizmek operates on the ground in 48 countries with a team of approximately 850 employees.

www.sizmek.com